Friday, October 29, 2010

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS THIRD QUARTER 2010 RESULTS; 36% INCREASE IN EPS; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, October 29, 2010 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2010.

Net income available to common shareholders was $832,000, or $0.49 per common share, for the third quarter ended September 30, 2010 (third quarter 2010) compared with $763,000, or $0.45 per common share, for the second quarter ended June 30, 2010 (second quarter 2010), and $605,000, or $0.36 per common share, for the third quarter ended September 30, 2009 (third quarter 2009).

Net income available to common shareholders is net of preferred stock dividends of $115,000 per quarter.

Selected third quarter 2010 highlights:

•	Net interest income increased $29,000, or 0.7%, versus second quarter 2010, and decreased $91,000, or 2.0%, versus third quarter 2009.

•	Non-interest income increased $120,000, or 9.6%, versus second quarter 2010 and $146,000, or 11.9%, versus third quarter 2009.

•	Provision for loan losses decreased $80,000, or 30.8%, versus second quarter 2010 and was unchanged versus third quarter 2009.

•	Non-interest expense increased $96,000, or 2.2%, versus second quarter 2010 and decreased $406,000, or 8.5%, versus third quarter 2009.

•	Gross loans receivable decreased $1.7 million, or 0.5%, versus second quarter 2010 and increased $29.6 million, or 9.4%, versus third quarter 2009.

•	Deposits increased $7.5 million, or 1.8%, versus second quarter 2010 and $16.7 million, or 4.0%, versus third quarter 2009.

•
Non-performing assets decreased $0.6 million to $10.9 million, or 1.9% of total assets, versus second quarter 2010 and increased $3.2 million versus December 31, 2009. Loans receivable 30 days or more past due increased $0.3 million to $8.4 million, or 2.4% of gross loans, versus second quarter 2010 and was unchanged versus December 31, 2009.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “We are pleased with our third quarter earnings improvement, reflecting top line revenue growth, a lower provision for loan losses, and expense control. We continue to focus on managing credit risk and are pleased to report a slight reduction in non-performing assets compared to the second quarter. However, we retain a cautious outlook due to the persistent weaknesses in the regional and national economy. As a “main street” community bank we are committed to work with our small business and retail customers during these difficult economic times and provide a financial lifeline while balancing credit risk.”

Net interest income for third quarter 2010 decreased $91,000, or 2.0%, versus third quarter 2009. Average total deposits increased $13.0 million, or 3.1%, over the twelve month period, while average earning assets increased $6.6 million, or 1.2%. The net interest margin (tax equivalent net interest income) decreased 18 basis points to 3.39% versus 3.85% for third quarter 2009.

The provision for loan losses for third quarter 2010 was $180,000, versus $260,000 for second quarter 2010 and $180,000 for third quarter 2009. Net loan charge-offs were $101,000, $141,000 and $60,000, for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.12%, versus 1.09% for second quarter 2010, 1.05% at December 31, 2009 and 1.09% for third quarter 2009.

Non-interest income for third quarter 2010 increased $146,000 versus third quarter 2009. Income from sales and servicing of mortgage loans increased $159,000 due to increased loan sales activity of $16.7 million versus $5.2 million for third quarter 2009. Service charges and fees increased $89,000, or 18%, due to higher interchange, overdraft and other fees. Trust and Wealth Advisory revenues increased $8,000, or 1.7%. Other income decreased $126,000 due to the inclusion in third quarter 2009 of a $130,000 death benefit on bank owned life insurance.

Non-interest expense for third quarter 2010 decreased $406,000, or 8.5%. Compensation decreased $423,000 due to the inclusion in third quarter 2009 of $378,000 in additional pension expense related to the retirement of John F. Perotti, CEO. Premises and equipment increased $50,000 due primarily to the opening of the Millerton branch in January 2010 and the relocation of the Sheffield branch, which opened on August 2, 2010, and other cost increases. Data processing decreased $19,000. Professional fees increased $27,000 primarily due to project related services. FDIC insurance decreased $13,000 due to the inclusion in third quarter 2009 of a special assessment, partially offset by higher premiums in 2010 from deposit growth. Amortization of core deposit intangibles increased $15,000 due to the December 2009 branch acquisition. Other operating expenses decreased $51,000 due to lower spending on printing, loan related services, telecommunications, consumable supplies and other operational items.

The effective income tax rates for third quarter 2010 and 2009 were 19.95% and 0.33%, respectively. Third quarter 2009 included the recognition of a $384,000 tax benefit arising from the $1,128,000 securities impairment loss in second quarter 2009.

Loan credit quality remained stable during third quarter 2010 versus second quarter 2010, following deterioration in first quarter 2010 that reflected the weakness in the local and regional economies. Non-performing assets decreased $0.6 million during third quarter 2010 to $10.9 million, or 1.87% of assets, compared with $11.5 million, or 2.04% of assets at second quarter 2010, and $12.3 million, or 2.19% of assets, at first quarter 2010.

During third quarter 2010, $0.4 million of loans were placed on non-accrual status and $100,000 was charged-off a loan, while no loans were returned to accrual status and no loans were foreclosed. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the sale of the underlying real estate. At September 30, 2010, 34.6% of non-accrual loans were current with respect to loan payments, compared with 30.8% at June 30, 2010 and 41.7% at December 31, 2009. Loans past due 180 days include a $3.0 million loan secured by residential building lots where Salisbury has initiated a foreclose action.

Troubled debt restructured loans decreased $1.2 million during third quarter 2010 to $10.2 million, compared with $11.4 million at second quarter 2010 and $11.3 million at first quarter 2010.  During third quarter 2010 two loans totaling $0.8 million were no longer classified as troubled debt restructurings due to sustained satisfactory performance, one loan totaling $0.3 million was paid off and $100,000 of a non-accrual loan was charged-off. All accruing loans classified as troubled debt restructured loans at June 30, 2010 continue to perform and none were placed on non-accrual status during third quarter 2010. At September 30, 2010, 69% of such loans were current with respect to loan payments, down from 73% at June 30, 2010 and 95% at December 31, 2009.

Loans past due 30 days or more increased $304,000 during third quarter 2010 to $8.4 million, or 2.4% of loans, compared with $8.1 million, or 2.4% of loans, at second quarter 2010, and $11.9 million, or 3.6% of loans, at first quarter 2010.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2010 the Bank’s Tier 1 leverage and total risk-based capital ratios were 6.62% and 11.29%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 8.32% and 13.87%, respectively. Salisbury’s higher ratios reflect the inclusion of the Treasury’s $8.8 million CPP investment, all of which has been retained at the holding company level.

At September 30, 2010, Salisbury’s assets totaled $584 million. Book value and tangible book value per common share were $28.81 and $22.21, respectively. Tangible book value excludes goodwill and core deposit intangible.

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their October 29, 2010 meeting. The dividend will be paid on November 24, 2010 to shareholders of record as of November 10, 2010.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

September	Three month period ended September 30,		Nine month period ended September 30,
STATEMENT OF INCOME	2010	2009	2010	2009
Interest and dividend income	$6,206	$6,703	$18,456	$19,550
Interest expense	1,851	2,257	5,739	6,850
Net interest income	4,355	4,446	12,717	12,700
Provision for loan losses	180	180	620	925
Gains on securities, net	16	-	16	436
Net other-than-temporary impairment losses	-	-	-	(1,128)
Trust and wealth advisory	471	463	1,507	1,433
Service charges and fees	581	492	1,576	1,343
Gains on sales of mortgage loans, net	297	83	498	387
Mortgage servicing, net	(52)	3	(28)	76
Other	63	189	208	380
Non-interest income	1,376	1,230	3,777	2,927
Compensation	2,325	2,748	6,822	7,088
Premises and equipment	560	510	1,570	1,467
Data processing	308	327	1,080	1,040
Professional fees	403	376	1,260	1,108
FDIC insurance	195	208	549	741
Marketing and community contributions	79	71	200	236
Amortization of core deposit intangibles	56	41	167	123
Other	442	493	1,319	1,364
Non-interest expense	4,368	4,774	12,967	13,167
Income/(loss) before income taxes	1,183	722	2,907	1,535
Income tax provision/(benefit)	236	2	487	(83)
Net income	947	720	2,420	1,618
Net income/(loss) available to common shareholders	832	605	2,074	1,368
Per common share
Basic and diluted earnings	$0.49	$0.36	$1.23	$0.81
Common dividends paid	0.28	0.28	0.84	0.84
Statistical data
Net interest margin (tax equivalent net interest income)	3.39%	3.85%	3.35%	3.77%
Efficiency ratio (tax equivalent net interest income)(note 1)	71.95	84.10	73.85	84.26
Effective income tax rate	19.95	0.33	16.76	(5.39)
Return on average assets	0.57	0.63	0.48	0.39
Return on average common shareholders’ equity	7.04	8.81	6.09	5.16
Weighted average equivalent common shares outstanding, diluted	1,686	1,686	1,686	1,686

Note 1. Non-interest income excludes other-than-temporary impairment losses. Non-interest expense excludes amortization of intangibles, and OREO gains and losses and carrying expense.

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

FINANCIAL CONDITION	September 30, 2010	December 31, 2009	September 30, 2009
Total assets	$583,753	$562,347	$564,287

Loans receivable, net	340,387	327,257	311,251
Allowance for loan losses	3,847	3,473	3,429
Securities	156,441	151,125	174,618
Cash and cash equivalents	46,357	43,298	48,298
Goodwill and intangible assets, net	11,126	11,293	10,871
Demand (non-interest bearing)	73,318	70,026	64,718
Demand (interest bearing)	64,082	45,633	37,635
Money market	72,557	64,477	65,252
Savings and other	91,586	84,528	86,084
Certificates of deposit	129,978	153,539	161,110
Deposits	431,521	418,203	414,799
Federal Home Loan Bank advances	74,532	76,364	76,766
Repurchase agreements	16,333	11,415	15,462
Shareholders' equity	57,430	52,355	52,478
Non-performing assets	10,916	7,720	7,466
Per common share
Book value	$28.81	$25.81	$23.23
Tangible book value	22.21	19.12	16.76
Statistical data
Non-performing assets to total assets	1.87%	1.37%	1.32%
Allowance for loan losses to total loans	1.12	1.05	1.09
Allowance for loan losses to non-performing loans	34.93	46.65	48.65
Common shareholders' equity to assets	9.84	9.31	9.30
Tangible common shareholders' equity to assets	6.42	7.30	7.37
Tier 1 leverage capital	8.32	8.39	8.41
Total risk-based capital	13.87	12.86	14.27
Common shares outstanding, net (period end)	1,688	1,687	1,687